Exhibit 10.3

Form of Amendment to Restricted Share Units

and Dividend Equivalent Rights Award Agreement under

Pennsylvania Real Estate Investment Trust’s 2006 – 2008

and 2007 – 2009 Restricted Share Unit Program

Each grantee under Pennsylvania Real Estate Investment Trust’s 2006 – 2008 Restricted Share Unit Program and 2007 – 2009 Restricted Share Unit Program will receive a memo informing him or her that Section 1(d) of their award agreement under such program(s) have been modified to read as follows:

“Pursuant to Section 4(c) of the Program, if the Grantee’s employment with the “Employer” (as defined in the Program) (i) is terminated by the Employer for reasons other than for “Cause” (as defined in the Program), (ii) is terminated by the Grantee for “Good Reason” (as defined in the Program), (iii) terminates on account of the Grantee’s death, or (iv) terminates as a “Disability Termination” (as defined in the Program), in each case on or before the last day of the Measurement Period, the Grantee shall nevertheless be eligible to receive Shares under the Program (or not) as though the Grantee had remained employed by the Employer through the end of the Measurement Period. If the Grantee’s employment with the Employer terminates for any other reason, the Grantee shall forfeit all of the Base Units (and all of the Shares that may have become deliverable with respect to such Base Units) subject to the RSUs the Participant was granted under the Program.”